Exhibit 10.2

AMENDED AND RESTATED EMPLOYMENT CONTRACT OF INDEFINITE DURATION
DATED AS OF MARCH 22, 2019

BY AND BETWEEN:

1.
ALTISOURCE S.à r.l., a private limited liability company (société à responsabilité limitée) organized under the laws of the Grand Duchy of Luxembourg, with registered office at 40, avenue Monterey, L-2163 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies Register under number B. 189519 (hereinafter referred to as the “Employer”); and

2.	MARCELLO MASTIONI (hereinafter referred to as the “Executive”)
The Executive and the Employer may hereinafter collectively be referred to as the "Parties," each being a "Party."
WHEREAS, the Executive and the Employer previously entered into an employment contract, with a commencement date of August 1, 2017; and
WHEREAS, the Parties now desire to amend and restate Executive’s employment contract with the Employer, with an effective date of March 22, 2019, on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants contained herein, it has been agreed by and between the Parties as follows:

Article 1 - Definitions:

Amendment Date: March 22, 2019.
Appointment or Employment: the employment of the Executive by the Employer on the terms of this Contract (as defined below).
Original Commencement Date: August 1, 2017.
Company: the Employer, its parent company, subsidiaries and their respective successors and assigns.
Confidential Information: information (of any nature and in any format) which is not in the public domain, relating to the business, products, affairs and finances of the Employer.
Contract: the present unlimited period Amended and Restated Employment Contract.
Good Reason: (a) any substantial unreasonable material diminution by the Employer of the Executive’s positions, duties or responsibilities hereunder, except in each case in connection with (i) the termination of the Executive’s

Executive _MM_/ Employer _WBS_                                Page 1 of 16

employment for the gross misconduct described in article L.124-10 or as a result of the Executive’s death or disability, or temporarily as a result of the Executive’s illness or other absence and/or (ii) the removal of one or more particular business unit(s) from Executive’s purview, responsibility or management that does not alter his role as set forth in Article 2, (b) the assignment by the Employer to the Executive of duties or responsibilities that are materially inconsistent with the Executive’s position or (c) any other material breach by the Employer of this Contract; provided, however, that in each case: (i) the Executive gives written notice to the Employer of the facts and circumstances constituting the breach within thirty (30) days following the Executive’s knowledge of the occurrence of the breach; (ii) the Employer fails to remedy the breach within thirty (30) days following the Executive’s written notice of the breach; and (iii) the Executive terminates his employment within thirty (30) days following the Employer’s failure to remedy the breach. Notwithstanding the foregoing, in no event shall the designation or non-designation of the Executive as a Section 16 Officer of Altisource Portfolio Solutions S.A. or as a member of the board of directors of any entity of the Company be considered to constitute Good Reason.
Incapacity: any illness or injury which prevents the Executive from carrying out his duties.
Rules and Regulations: any internal rules and regulations that may be periodically prepared by the Company and (a) apply to similarly situated employees including the Executive and (b) have been effectively and expressly brought to the Executive’s attention and made available to him.
Restrictive Period: for purposes of Article 9(a), the six (6) month period following the date on which the Contract terminates.
Section 16 Officer: an executive officer for purposes of Section 16 of the Securities Exchange Act of 1934, as amended.

Article 2 - Duties and Nature of Service

(a)
The Employer shall employ the Executive under this Contract from the Amendment Date. The Executive shall fulfill the position of Chief Operating Officer or in such other position or positions with a level of duties and responsibilities consistent with the foregoing position as the Board of Directors of Altisource Portfolio Solutions S.A. (the “Board”) or the Chief Executive Officer of Altisource Portfolio Solutions S.A. may designate from time to time.

(b)
The Executive will have the responsibilities enumerated in Article 2(b) below, or such other authority, functions, duties, powers and responsibilities as may be assigned to the Executive from time to time by the Managers of the Employer consistent with the Executive’s position with the Company. The Parties hereby acknowledge and accept that, considering the nature of the Executive’s activities, it is impossible to provide a comprehensive description of the activities to be performed by him, which shall include all the tasks that are directly or indirectly necessary

Executive _MM_/ Employer _WBS_                                Page 2 of 16

or useful for the performance of the concerned duties further to reasonable and common international standards. The Parties further acknowledge and agree that this position is an initial position that is likely to evolve over time, and that any change to the Executive’s responsibilities or title shall not require an amendment to this Contract; provided that any material change to the Executive’s responsibilities or change to the Executive’s title shall be subject to written confirmation of approval by the Executive.

(c)	Executive’s initial responsibilities will include, but not be limited to, the following:

•
Providing strategic leadership, managing all operations and P&L responsibility for Altisource’s lines of business as designated as of the execution of this Contract, including by: (i) leading the development and execution of product and operations strategies; (ii) developing revenue growth and business strategies in line with market opportunities and the vision, mission and financial objectives of the Company; and (iii) collaborating across the Company to implement services and to develop new products, processes and technologies;

•
Driving organizational capabilities by: (i) implementing and continuously evolving an optimal organizational structure (ii) assessing organizational requirements for talent, technology and market presence and developing plans to meet those requirements; (iii) attracting, retaining and enabling a team of world class professionals; (iv) structuring the business for optimal efficiency and effectiveness; and (v) developing a strong team of market and product owners and designers through effective leadership and team development;

•
Delivering exceptional customer experiences by: (i) improving the customer satisfaction and expansion of existing client relationships; and (ii) achieving high performance on client scorecards by meeting or exceeding all requisite service level agreements

•
Building the organizational culture and brand by: (i) championing the Altisource values; (ii) driving an environment of compliance, customer centricity, innovation and performance; (iii) driving the adoption of enhanced communication and goal alignment; and (iv) leveraging objectives and key results to create ongoing velocity and transparency; and

•	Such other responsibilities as deemed appropriate by the Managers of the Employer.

(d)
The Executive shall serve the Employer on the terms of this Contract and accepts the aforementioned position. The Executive shall work for the Employer in this position or in any other similar position thath the Employer may assign to him over the course of time.

(e)
The Employment will take place in such various geographical locations, including abroad, as may be reasonably designated by the Employer, provided that the standard of life and economic conditions are equivalent to those of the Grand Duchy of Luxembourg and that the new role is at least equivalent in terms of position level and remuneration. The Executive further expressly agrees to work for, to be posted to and even to be transferred to

Executive _MM_/ Employer _WBS_                                Page 3 of 16

another entity of the Company, provided that such entity is located in the U.S. or in the E.U., and provided that the destination country and the new role meet the conditions above.

(f)
The registered office of the Employer is 40, avenue Monterey, L-2163 Luxembourg, Grand Duchy of Luxembourg. The Executive shall carry out his duties in the Grand-Duchy of Luxembourg or at such other place as instructed by the Employer within the framework and limits described in Article 2(d) above. The Executive shall undertake all national and international business travels justified by the business needs and his function.

(g)	The Executive expressly confirms that he is not bound to any other company, firm or entity by a non-competition or any other such clause which would prevent him from signing the present Contract.

(h)
The Executive shall undertake to inform the Employer immediately in writing of any changes in his personal situation such as his address, family status or number of children. The Employer shall treat all such information confidentially.

(i)	The Executive warrants that he is entitled to work in Luxembourg without any additional approvals and will notify the Employer immediately if he ceases to be so entitled during the Employment.

(j)
The Executive shall comply with all the rules, policies and procedures set out in the internal Rules and Regulations, which shall be established over the course of time by the Company and a copy of which will be made available to the Executive once adopted. Such Rules and Regulations may be modified at any time and do not form part of this Contract. In the event of conflict between the terms of this Contract and the terms of the Rules and Regulations, this Contract shall prevail.

Article 3 - Duration and Termination Terms and Conditions

(a)	Either Party may terminate this Contract in writing, giving the other no less than the following legal prior notice, in accordance with article L.124-1 of the Luxembourg Labor Code:
In the case of the dismissal of the Executive by the Employer, the latter must respect a minimum prior notice of:

•	Three (3) months if the term of the Employment is under five (5) years (notwithstanding the provisions of article L-124-1 of the Luxembourg Labor Code)

•	Four (4) months if the term of the Employment is between five (5) and ten (10) years

•	Six (6) months if the term of the Employment is over ten (10) years

In the case of the resignation of the Executive, the following prior notice must be given:

•	One (1) month if the term of the Employment is under five (5) years

Executive _MM_/ Employer _WBS_                                Page 4 of 16

•	Two (2) months if the term of the Employment is between five (5) and ten (10) years

•	Three (3) months if the term of the Employment is over ten (10) years

The respective prior notice will run from the fifteenth (15th) day of the month if notice was given on or before such a date, or from the first (1st) day of the following month if notice was given after the fifteenth (15th) of the month. The Employer reserves the right to pay salary in lieu of notice for all or any part of the notice period.

(b)
In accordance with article L.124-7 of the Luxembourg Labor Code, if the Executive is dismissed for reasons other than the gross misconduct described in article L.124-10, the Employer shall pay the Executive as severance:

•	One (1) month’s gross base salary if the term of the Employment is between five (5) and ten (10) years

•	Two (2) months’ gross base salary if the term of the Employment is between ten (10) and fifteen (15) years

•	Three (3) months’ gross base salary if the term of the Employment is over fifteen (15) years

(c)
In addition, if the Executive is terminated for reasons other than the gross misconduct described in article L.124-10 of the Luxembourg Labor Code, or if the Executive resigns for Good Reason, the Employer shall also pay additional amounts to the Executive as set forth in Article 4 of this Contract, including the Minimum Guaranteed Compensation Payment (defined in Article 4(k)) and other applicable amounts.

(d)
Notwithstanding the above, the Employer may terminate the Contract with immediate effect without notice and with no liability to make any further payment to the Executive (other than in respect of amounts accrued due and unpaid at the date of termination) if the Executive commits an act of gross misconduct in accordance with article L.124-10 of the Luxembourg Labor Code.

(e)
The Contract will automatically terminate by operation of the law on the date on which the Executive is declared to be medically unable to perform his duties under the Contract by any medical examination; on the fifty-second week of continual Incapacity over any one hundred and four week period; or when the Executive reaches the legal retirement age or is attributed an old-age pension or any other of the provisions specified under articles L.125-2 to L.125-4 of the Luxembourg Labor Code.

Executive _MM_/ Employer _WBS_                                Page 5 of 16

Article 4 - Remuneration

(a)
The Executive’s annual gross base salary shall be 504,300 Euros (based on the last revision to Employee’s salary which took place on August 1, 2018, prior to the Amendment Date). This annual gross base salary shall be payable in twenty-four (24) installments. In addition, the Employer will pay to the Executive (i) an annual Cost of Living Allowance of 18,000 Euros, which shall be payable in twenty-four (24) installments, and (ii) an annual Housing Allowance of 50,000 Euros, which shall also be payable in twenty-four (24) installments.

(b)
In accordance with article L.223-1 of the Luxembourg Labor Code, the salary shall be adapted and vary proportionally with the variations of the index of cost of living in the Grand Duchy of Luxembourg. The above salary has been fixed in consideration of the index applicable at the date on which this Contract becomes effective (Salary Index at the time of the signature of the present Contract: 814.40 as of August 1, 2018).

(c)
The Executive's salary, Cost of Living Allowance and Housing Allowance shall accrue from day to day and be paid in arrears twice monthly directly into the Executive's bank account. The Executive shall inform the Employer of all necessary details relating thereto.

(d)
The Employer hereby informs the Executive that in order to fulfill the obligations under the Contract and to pay his salary, the following information about the Executive may be transmitted: name, address, civil status, date of birth, any documents given during the recruiting and employment proceedings (including the curriculum vitae), the Contract and salary, proof of payment, all raises or modifications of salary, the hours effectively worked, any correspondence with the employees as well as all other documents relating to the Contract (such as holiday requests or Incapacity certificates). The Executive consents to the transfer of the above personal information within the group of companies of the Employer, including outside of the European Union, as contemplated by Article 19 Paragraph 1(a) of the Luxembourg law on Data Protection of August 2, 2002. The Executive is permitted to access the above information and may demand the rectification of any error thereupon. The Employer will use best efforts to keep this information confidential and to disclose it only when legally required. For the avoidance of doubt, if the Executive is designated as a Section 16 Officer of Altisource Portfolio Solutions S.A., the Company will be authorized to publicly disclose such information to the extent required pursuant to the rules and regulations promulgated by the Securities and Exchange Commission, and the Executive expressly consents to such disclosures.

(e)
Upon satisfaction of the relevant performance criteria in accordance with Altisource’s Incentive Plan, as amended from time to time by the Employer in its sole discretion, the Executive may be entitled to an annual discretionary bonus as per a scorecard as amended from time to time, which scorecard will be made available to the Executive as set forth below. At the target performance level at which the Executive meets the Employer’s performance expectations, the Executive can anticipate earning approximately 336,000 Euros in incentive compensation on an annual basis, less applicable withholding taxes (based on the last revision to Executive’s incentive compensation target amount which took place on November 12, 2018, prior to the Amendment Date). If the Executive exceeds

Executive _MM_/ Employer _WBS_                                Page 6 of 16

the Employer’s performance expectations, the Executive can anticipate earning up to 504,000 Euros in incentive compensation on an annual basis, less applicable withholding taxes. Payment of any annual incentive may be made entirely in cash or in a combination of cash and restricted share units (or other similar equity instrument) at the Company’s discretion; provided that the Company may offer Executive the option to select the percentage of his incentive payment that will be paid in equity, within a range determined by the Compensation Committee of the Board (the “Committee”); and provided further, that the proportion of the equity that may be paid in equity shall in all cases be determined by the Committee. There is no legal entitlement to the annual incentive, and payment is at the sole discretion of the Employer. Any incentive will be prorated for the actual time that the Executive has worked for the Employer during the applicable working year. At the beginning of each calendar year, in a timely manner and not later than the end of March of each year, the Employer shall provide to the Executive a scorecard outlining in writing the performance expectations linked to achieving the discretionary incentive in that year; should the Employer fail to provide such scorecard, the incentive payment shall be deemed due notwithstanding whether or not the Executive remains employed by the Company through the date of payment. Notwithstanding anything herein to the contrary, it is understood and agreed by the Executive that the Company shall have discretion to approve reasonable amendments to his scorecard throughout the year (including after March 31 of such year) as deemed appropriate by the Company in light of changed conditions or changes to the Company’s business during the year.

(f)
In addition, to the extent a Long-Term Incentive Plan (“LTIP”) is approved for similarly situated executives, Executive will be eligible to participate in the LTIP and receive a target LTIP award value of approximately 336,000 Euros. Employee’s participation in the LTIP, his receipt of any LTIP award (whether in cash, equity instruments or some combination thereof) and the performance metrics used to determine any LTIP award shall be at the sole discretion of the Compensation Committee.

(g)
The Executive will be eligible for certain relocation benefits while employed in Luxembourg in accordance with the Altisource Relocation Plan, provided to the Executive by the Employer and incorporated in this Contract by reference.

(h)
If the Executive’s employment with the Employer terminates by reason other than (i) termination by the Company for gross misconduct as described in article L.124-10 of the Luxembourg Labor Code or (ii) Executive’s voluntary resignation, and the Executive relocates within 180 days of such termination, the Employer will reimburse the Executive for the relocation costs back to Switzerland (or a location in the European Union) or an equivalent lump sum, at the Executive’s discretion; provided however, that such costs shall not exceed the original costs associated with the Executive’s “General Relocation Assistance” described in the Altisource Relocation Plan.

Executive _MM_/ Employer _WBS_                                Page 7 of 16

(i)
It is expressly agreed that any bonus, premium or any other fringe benefits granted to the Executive not arising from any legal or contractual provision or regulation shall be deemed to be a gift, whatever their frequency and their amount, and may therefore not be considered as vested rights to the benefit of the Executive.

(j)
The salary and other benefits of the Executive shall be payable after deduction of all compulsory contributions to the social security system (if applicable) in existence in Luxembourg and after deduction of the retentions at source of income tax (if applicable) and, should the case arise, any other charges imposed by Luxembourg Law whenever and if due.

(k)
If (i) the Contract is terminated by the Employer for reasons other than the Executive’s gross misconduct as described in article L.124-10 of the Luxembourg Labor Code or (ii) the Executive terminates the Contract for Good Reason (clauses (i) and (ii), each a “Termination Event” and together the “Termination Events”), then also in exchange for the non-competition covenants contained in Article 9(a) herein and the Executive’s other obligations set forth in this Contract, the Employer shall provide the Executive with a minimum guaranteed compensation payment of 504,300 Euros (the “Minimum Guaranteed Compensation Payment”), in addition to any other amounts that may be due from the Employer to the Executive under this Contract and notwithstanding anything to the contrary in this Contract.

If the Contract is terminated following a Termination Event, then, during the notice period, the Executive shall notify the Employer of all existing or potential claims that he may have against the Company (if any), and the Parties shall negotiate a separation and release agreement in good faith to settle any matters relating to the employment relationship and its termination.
For the avoidance of doubt, following a Termination Event, the Minimum Guaranteed Compensation Payment shall be due under all circumstances, including, without limitation, if the Parties are unable to successfully negotiate a separation and release agreement during the notice period.

Article 5 - Working Hours and Holidays

(a)
The working hours shall be fixed in accordance with the applicable legal provisions in the Grand-Duchy of Luxembourg, and the Executive's salary is based on a minimum average of forty (40) working hours per week and eight (8) hours per day scheduled in principle from Monday to Friday. The Executive hereby acknowledges that general working hours or overtime statutory provisions are not applicable to his position as a higher level employee ("cadre supérieur") within the meaning of article L.211-3 of the Luxembourg Labor Code, and in accordance with article L.211-27 (4) of the Luxembourg Labor Code. Working hours may thus vary according to the Employer's requirements.

Executive _MM_/ Employer _WBS_                                Page 8 of 16

(b)
The Executive shall have the right to twenty-five (25) days of paid annual leave, in addition to the Luxembourg public holidays, notwithstanding article L.233-4 of the Luxembourg Labor Code's provisions.

(c)
The Executive will respect a reasonable delay between requesting leave from the Employer and taking it, in order to not perturb the functioning of the Employer in accordance with article L.233-10 of the Luxembourg Labor Code. The Employer shall respect the Executive's request to the extent that the request does not perturb the functioning of the Employer or conflict with other employees' leave.

(d)
The Executive shall take, and the Employer shall allow the Executive to take, his accumulated leave in full before the end of each calendar year, in accordance with articles L.233-9 and L.233-10 of the Luxembourg Labor Code.

(e)
In the event that business reasons prevent the Executive from taking all his annual leave entitlement during the calendar year, he may transfer the remaining leave entitlement to the next calendar year, in which case it shall expire on the 31st of March, unless prevented again by business reasons. In case of termination of the present Contract, any days not taken will be paid to the Executive.

Article 6 - Incapacity

(a)
If the Executive is incapable of working for any reason of illness or accident, then he shall notify the Employer or its representative as soon as possible on the first day of Incapacity, either personally or by way of an intermediary. Such notification may be made orally or in writing.

(b)
The Executive has three (3) days to provide the Employer with a medical certificate in which the beginning and the expected duration of Incapacity is stated. The Employer reserves the right to request a medical counter-examination.

(c)
Subject to the Executive's compliance with the provisions of the Luxembourg Labor Code, he shall, in principle, continue to receive his full salary and contractual benefits (if any) from the Employer during the initial sickness period provided by article L.121-6 of the Luxembourg Labor Code.

Executive _MM_/ Employer _WBS_                                Page 9 of 16

Article 7 - Confidential Information / Employer properties

(a)
The Executive shall treat as confidential all information concerning the activities of the Company, and he shall not disclose to third parties, or to other employees, any information of which he may have been made aware during the present Contract, notwithstanding that which is reasonably necessary to permit normal performance of their respective duties by the parties concerned, and with the exception of information already known or already public.

(b)	The Executive undertakes both during this employment with the Employer and at any time after the termination thereof not to perform or participate in any act of unfair competition.

(c)
Any breach of this obligation occurring while the Contract is in place shall constitute a serious fault rendering immediately and definitively impossible any further relationship between the Employer and the Executive and justifying the immediate dismissal of the Executive without any notice or indemnity and without prejudice to any further proceedings or claims which may be exercised by the Employer.

(d)
All notes, reports, listings, files, documents and contacts howsoever related to the Employer are and shall remain the exclusive property of the Employer and shall be created, processed and stored by the Executive in a confidential manner exclusively on behalf of the Employer.

(e)
When the present Contract shall come to an end, the Executive must return to the Employer all documents as well as copies of such documents which may be in the possession of or under the control of the Executive, and the Executive undertakes to do everything to assist the Employer to recover all documents which may be beyond the control of the Executive.

Article 8 - Obligations

(a)
Throughout the duration of this Contract, the Executive will work exclusively for the Employer and will not take up any other occupation or engage in any act which is directly or indirectly competitive with the business of the Employer or any of its affiliated companies and to its detriment.

(b)
Throughout the duration of this Contract, the Executive shall not have any direct or indirect interest in any other business or organization if that business or organization competes or might reasonably be considered by the Employer to compete with the Company or any of its affiliated companies or if this impairs or might reasonably be considered to impair the Executive’s ability to act in the best interests of the Company or any of its affiliated companies.

Executive _MM_/ Employer _WBS_                                Page 10 of 16

Article 9 - Non-competition and Non-solicitation

(a)
Upon a Termination Event, in consideration for the Minimum Guaranteed Compensation Payment, the Executive hereby undertakes that, during the Restrictive Period, he will not a) run within the Grand Duchy of Luxembourg or in the United States of America a business similar to or in competition with the Business of the Company, or b) enter into employment with a company whose business is similar to or in competition with the Business of the Company. As used in this Article 9(a), “Business of the Company” means the products and services engaged in by the Company in the United States of America including real estate brokerage, asset management and field services for mortgage servicers, real estate auction online marketplaces, real estate buy-and-sell online marketplaces, mortgage origination services and any other products and services that the Executive was responsible for or involved with during the term of the Contract and that the Company is engaged in upon termination of the Contract. In that regard, the Executive shall not actively proceed to engage in, provide any executive, managerial, supervisory, sales, marketing, research or customer-related services to, or own (other than ownership of less than one percent (1%) of the outstanding voting securities of any entity, or any affiliate thereof, the voting securities of which are traded on a national securities exchange) a beneficial or legal interest in, any business (other than the Company) which (i) conducts similar business as the Business of the Company or (ii) is competitive or likely to be competitive with the Business of the Company.

(b)
If the present Contract terminates other than pursuant to a Termination Event, the Executive hereby undertakes that he will not engage in the activities described in Article 9(a) above for a period of six (6) months. In consideration for this obligation, the Employer will pay to the Executive six (6) months’ base salary; provided however, that the Employer may waive Executive’s obligations pursuant to this Article 9(b) unilaterally on condition that it notifies the Executive (by email or mail) within two (2) weeks from the notice of termination of the Contract by either party. If the Employer waives these obligations and provides the required notification, the Employer will be relieved from the payment obligations set forth in this Article 9(b).

(c)
Throughout the duration of this Contract and for a period of two (2) years following its termination, the Executive will not actively solicit or hire, or actively assist any other person or entity in soliciting or hiring, any employee of the Company or any of its affiliated companies to perform services for any entity (other than the Company or any other affiliated companies), or attempt to induce any such employee to leave the Company or any of its affiliated companies.

(d)
Throughout the duration of this Contract and for a period of two (2) years following its termination, the Executive will not actively solicit or hire, or actively assist any other person or entity in soliciting or hiring, any client of the Company or any of its affiliated companies, or attempt to induce any such client to leave the Company or any of its affiliated companies.

Executive _MM_/ Employer _WBS_                                Page 11 of 16

(e)	Any breach of these obligations shall constitute a serious fault and might give rise to one or several claims or proceedings to be exercised by the Company before the courts and authorities concerned.

(f)	The Executive expressly agrees that the provisions of Section 9 of the Contract may be enforced against him in any court or competent jurisdiction in the United States.

(g)
In the event that this article is determined by a court which has jurisdiction to be unenforceable in part or in whole, the court shall be deemed to have the authority to revise any provision of this Contract to the minimum extent necessary to be enforceable to the maximum extent permitted by law.

Article 10 - Intellectual property

(a)
Any inventions, devices or concepts, as well as any result of research, any original creation or program, related to the field of activity of the Company and made or developed by the Executive during his employment, belong to the exclusive legal and beneficial ownership of the Employer, in accordance with the relevant provisions of patent and copyright laws applicable in Luxembourg.

(b)
The Executive hereby grants, assigns and conveys to the Employer all right, title and interest in and to all inventions, devices or concepts, as well as any result of research, any original creation or program, and all other materials (as well as the copyrights, patents, trade secrets, and similar rights attendant hereto) conceived, reduced to practice, authored, developed or delivered by the Executive either solely or jointly with others, during and in connection with the performance of services under the Contract with the Employer.

(c)
The Executive shall have no right to disclose or use any such inventions, devices or concepts, as well as any result of research, any original creation or program, and all other materials for any purpose whatsoever, and shall not communicate to any third party the nature of or details relating to such inventions, devices or concepts, as well as any result of research, any original creation or program, and all other materials.

(d)	The Executive agrees that he will comply with all obligations set forth in the Employee Intellectual Property Agreement provided by the Employer and incorporated herein by this reference.

Executive _MM_/ Employer _WBS_                                Page 12 of 16

Article 11 - Use of information technologies

The Executive undertakes not to use the Internet with the Company’s hardware if such activity does not comply with applicable law and public order, and if it adversely affects the Company’s interests.

Article 12 - Data protection

(a)
As part of the performance of the Contract, as required by law or for the Employer’s legitimate interests, the Employer may process personal data on the Executive prior, during and after the Employment. Details on such processing and on the rights of employees can be found in the Human Resources section of the Company’s intranet.

(b)
The Executive acknowledges that he has been informed that the Employer will be responsible for the processing of his personal data, such as his name, address, social security number, bank details, photo, as well as any personal information necessary for personnel management and salary administration.

(c)
The Executive acknowledges that his personal data may be transferred to affiliates. A copy of the legal basis for the transfer of data to third countries will be made available in the Human Resources section of the Company’s intranet.

(d)	The Executive’s data will be held by the Employer for as long as legally required and processed in accordance with applicable personal data protection legislation and regulations.

(e)
The Employer hereby informs the Executive of, without limitation, his rights of access, deletion and rectification of his personal data, as well as of his right of complaint to the local data protection authority and his right to object to the processing of, or illegal use of, personal data, in accordance with the applicable legal provisions on data protection.

Article 13 - Miscellaneous

(a)
All notices and other communications provided for hereunder shall be in English and in writing, delivered by hand or by registered or certified mail (return receipt requested) and delivered or addressed to the addressee at its address below (or any other address it may subsequently notify in writing to the other Party):

Executive _MM_/ Employer _WBS_                                Page 13 of 16

If to the Employer, to:
Address: 40, Avenue Monterey, L-2163 Luxembourg, Grand Duchy of Luxembourg (or any other address that becomes corporate headquarters and is published in the Registre de Commerce et des Sociétés, with an electronic copy to KevinJ.Wilcox@altisource.lu)
Attention: Kevin J. Wilcox

If to the Executive, to:
Address: To be provided separately.
Attention: Marcello Mastioni

The date on which a notice shall be deemed validly given shall be the date of its receipt by the addressee, i.e. the date appearing on the acknowledgment or refusal of receipt or the addressee's countersignature.

(b)
No amendment or waiver of any provision of this Contract, nor consent to or departure by either Party therefrom, nor any subsidiary agreement relating to the subject matter of this Contract, shall in any event be valid unless it is in writing and signed by or on behalf of both Parties.

(c)
This Contract may be assigned by Employer to any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Employer. This Contract shall be binding upon and inure to the benefit of the Parties, their successors, assigns, heirs, executors and legal representatives. If there shall be a successor to Employer or Employer shall assign this Contract, then as used in this Agreement, the term “Employer” shall mean Employer as hereinbefore defined and any successor or any permitted assignee, as applicable, to which this Contract is assigned.

(d)	The possible nullity or non-applicability of one or more provisions of the present Contract shall not result in the nullification of the entire Contract.

Article 14 - Governing Law and Jurisdiction

The present Contract shall be governed, interpreted and performed by and in accordance with the law in force in the Grand-Duchy of Luxembourg. Except as otherwise provided in Article 9, each Party expressly agrees to submit to the exclusive jurisdiction of the Courts of Luxembourg over any claim or matter arising under or in connection with this Contract. In case the Executive’s place of work is transferred elsewhere, the jurisdiction and the applicable law will be those in force at the new location.

Executive _MM_/ Employer _WBS_                                Page 14 of 16

Article 15 - Contractual Interpretation

If any provision of this Contract is held to be unenforceable, then this Contract will be deemed amended to the extent necessary to render the otherwise unenforceable provision, and the rest of the Contract, valid and enforceable. If a court declines to amend this Contract as provided herein, the invalidity or unenforceability of any provision of this Contract shall not affect the validity or enforceability of the remaining provisions, which shall be enforced as if the offending provision had not been included in this Contract.

Executive _MM_/ Employer _WBS_                                Page 15 of 16

In witness whereof the present Contract has been signed in duplicate, and each of the Parties acknowledges having received one original version.

The Employer
Altisource S.à r.l.

/s/ William B. Shepro__
By: William B. Shepro, Manager
Date: March 22, 2019

The Executive

/s/ Marcello Mastioni__
By: Marcello Mastioni
Date: March 22, 2019

Executive _MM_/ Employer _WBS_                                Page 16 of 16